Exhibit 10.1

Spartan Motors, Inc.

2019 LEADERSHIP TEAM COMPENSATION PLAN

Approved by the Board of Directors April 15, 2019

A.	OVERALL

1.	PHILOSOPHY

This 2019 Leadership Team Compensation Plan (the “Plan”) of Spartan Motors, Inc. (the “Company” or “Spartan”) aims to provide competitive levels of compensation and incentives to drive strong long-term financial performance, maximize the Company’s market valuation, and provide for the long-term interests of its stakeholders.

2.	OBJECTIVES OF THE PLAN

The Plan is designed to achieve the following objectives:

a.	Attract and retain qualified management
b.	Align the interests of management with those of shareholders to encourage achievement of continuing sustainable increases in shareholder value
c.	Align management’s compensation with the achievement of the Company’s annual and long-term performance goals
d.	Reward excellent corporate performance
e.	Recognize individual and team initiatives and achievements

3.	COMPENSATION COMPONENTS

Leadership team compensation is comprised of three components: base salary, annual cash-based incentive (“AIC”), and long-term equity-based incentive (“LTIC”). Base salary is a fundamental component of the Company’s compensation system, and competitive salary levels are necessary to attract and retain well-qualified executives. Base salaries are determined by evaluating the responsibilities of the position, the experience of the individual, the performance of the individual, and the competitive marketplace for similar management talent. The review process includes a comparison of base salaries for comparable positions at companies of similar type, size, and financial performance. Performance reviews and base salary reviews are both done on an annual basis.

Total compensation is established at levels comparable to market-median ranges.

In addition, there are equity holding requirements for the Leadership Team members. This Plan is established by the full Board after consideration of input from external sources and is reviewed annually.

4.	APPROACH

Spartan believes that Leadership Team compensation should track with the Company’s overall financial performance. Compensation should be structured to be proportionately generous in periods when leadership’s performance is deemed to be superior.

5.	LEADERSHIP TEAM TIERS

Unclassified	CEO
Tier 1	CFO, COO, CAO, CLO, BU Presidents, Corp. Vice Presidents[1]
Tier 2	Corp. Vice Presidents, Vice-Presidents
Tier 3	Directors or other key high level positions
Tier 4	Key manager positions

6.	ELIGIBILITY

This Plan applies to the CEO and each employee in Tiers 1-4 (collectively, the “Leadership Team”). Each executive eligible to participate in this Plan is referred to as a “Participant.”

A Participant is included in one of the tiers above upon the recommendation of the CEO and the approval of Human Resources & Compensation Committee (the “Comp Committee”) of the Spartan Board of Directors (the “Board”).

Participation in one year does not guarantee participation in subsequent years. Due to the varying nature of certain positions among business units, inclusion of a position at one organization will not necessarily mean a similarly titled position at another unit would be included in the Plan.

All proposed changes in eligibility and structure for the CEO and Leadership Team Tier 1 must be approved by the Comp Committee. All proposed changes in eligibility and structure for the Leadership Team Tiers 2 - 4 will be made and approved by the CEO, with oversight by the Comp Committee.

7.	EFFECTIVE DATE

This Plan is effective upon approval of the Board and will continue indefinitely at the discretion of the Board. Upon approval by the Board, this Plan shall apply with respect to compensation for performance years starting January 1, 2019.

8.	PLAN ADMINISTRATION

The CEO is responsible for the ongoing administration of the Plan. The Comp Committee shall annually review both the provisions of the Plan and review payouts hereunder to confirm that the payments are in compliance with the Plan document.

9.	DELAY IN PAYMENT TO SPECIFIED EMPLOYEE

For any payment due under this Plan to a “Specified Employee,” as defined in Section 409A of the Internal Revenue Code, where such payment is not permitted to be made by Section 409A on the payment date, then no payment under this Plan may be paid before the date that is six months after the Participant’s “Separation from Service,” as defined in Section 409A. The payment to which the Participant would otherwise have been entitled during that six months will be paid on the first regular Friday payroll date after six months following the Participant’s Separation from Service. Any payments that are not permitted to be paid under this section shall be paid in a lump sum included with the first payment after the six month time period.

10.	FUNDING

The Plan is an unfunded, nonqualified deferred compensation plan. Monies that become due to Participants are unsecured obligations of the Company.

1 Corporate Vice Presidents may be included in Tier 1 or Tier 2.

11.	WITHHOLDING

The Company has the right to withhold and deduct from a Participant’s payments, including payments made in the form of Company stock, or make arrangements for the collection of, all amounts deemed necessary to satisfy federal, state and local withholding and employment-related tax requirements attributable to a Participant’s payments pursuant to this Plan.

12.	AMENDMENT AND TERMINATION OF PLAN

This Plan may be amended or terminated at any time and without prior notice at the sole discretion of the Board, as permitted by Section 409A of the Internal Revenue Code.

13.	DISCRETION OF COMMITTEE

Notwithstanding anything to the contrary in this Plan, the Comp Committee determines appropriate compensation, and this Plan does not represent a contractual obligation. The Board reserves discretionary authority to change this Plan as appropriate.

14.	CLAWBACK

Awards will be retracted to the extent there is a material misrepresentation and should not have been granted.

15.	SECTION 409A

The payments under this Plan are intended to be exempt from or to comply with the requirements of Section 409A of the Code and the regulations thereunder, and the Company shall interpret and administer this Plan in a manner consistent with Section 409A. However, Company makes no representation or warranty regarding compliance with Section 409A, and the Company shall have no liability to any Participant or any other person for any failure to comply with Section 409A.

B.	AIC PLAN – ALL PARTICIPANTS

1.	OVERVIEW OF AIC PLAN STRUCTURE

The AIC component of the Plan rewards Participants based upon achievement of the top priorities for business performance which will include key metrics. Each year, the CEO will review the metrics and weightings based upon current business conditions and attain approval of the framework from the Comp Committee. Tier 1 Participants will have additional criteria based upon results of top priorities. Annually, the Comp Committee will approve the metrics and determine the appropriate weightings between the elements.

Each Participant’s annual AIC award is calculated by multiplying (x) the Participant’s current annual salary (see item a. below) by (y) his or her AIC Bonus Percentage (see item b. below) by (z) the X-Multiple (see item c. below).

a.

Annual Salary. The current annual salary is calculated as the weekly salary in effect on April 1 of the performance year times 52 weeks. If the Participant changes roles or experiences a compensation increase or decrease after April 1, the annual salary will be prorated.

b.	AIC Bonus Percentage. Each Participant is assigned an “AIC Bonus Percentage” based on his or her level within the Plan, as follows:

CEO	150%
Tier 1	60%
Tier 2	40%
Tier 3	30%
Tier 4	20%

Notwithstanding the foregoing, the final AIC Bonus Percentage for the CEO and each Tier 1 Participant is subject to annual review and approval by the Comp Committee.

c.

X-Multiple. Annually, the CEO will present to the Board the proposed performance metrics to be used for the AIC Plan for the coming performance year. A Participant’s target bonus (the “AIC Target Bonus”) will be equal to (x) his or her annual salary, multiplied by (y) his or her AIC Bonus Percentage, multiplied by (z) an X-Multiple of 1X. This Plan and other market factors will be the basis for determining 1X. A Participant’s actual AIC award payout may be more or less than the AIC Target Bonus, based upon achieving varying levels of performance as compared to the approved performance metrics for that year. The “Threshold,” “Target,” and “Maximum” levels (as measured against the approved performance metrics) are as follows:

0X =	80% of Target Metric
1X=	100% of Target Metric
2X =	120% of Target Metric

0X =	50% payout of Target Bonus
1X=	100% payout of Target Bonus
2X =	200% payout of Target Bonus

Annually, the CEO will propose and the Comp Committee will evaluate and establish, based upon the current performance metrics, the incremental improvements required to attain an incremental X-Multiple (i.e., going from 0X to 1X to 2X). The 0X, 1X, and 2X targets for each performance metric within a target matrix will be published by the CEO.

The X-Multiple can be a fractional value based upon calculating the results within the target matrix, as determined by the Comp Committee.

There will be no AIC award for Participants in the event that Spartan loses money for the applicable performance year. For the sake of clarity, the Comp Committee will have oversight of the AIC component of the Plan and can make discretionary adjustments as it deems appropriate.

2.	AIC PAYOUT

Should AIC bonuses be earned, they will be paid to all Participants employed by the Company at the time of payment subject to the section below entitled “Death, Disability, Retirement, and Changes in Control.” Payment shall be made no later than March 10th of the year following the end of the performance year. Although the AIC component of this Plan is designed to be cash-based, the Comp Committee retains the discretion to pay the annual payout in an equivalent amount of Company stock. The amount of the annual payout is one hundred percent (100%) of the AIC bonus earned for the current performance year.

3.	TREATMENT OF NEW ASSOCIATES

An associate eligible to participate in this Plan who joins the Company during a performance period may be included in the AIC as a Participant by the decision of the CEO and approval of the Comp Committee. The new Participant will be entitled to a prorated share of an annual AIC bonus. The prorated bonus will be calculated by multiplying (x) the Participant’s AIC Bonus Percentage by (y) the X-Multiple by (z) the Participant’s current prorated salary. The current prorated salary is calculated as the weekly salary in effect on the date of hire multiplied by the number of weeks the Participant was a member of the Plan. If a Participant is hired mid-week, a full week will be credited for the partial week.

4.	ACQUISITIONS/DISPOSITIONS

If during a performance year, an acquisition or disposition of a business unit occurs, the Comp Committee will determine and remove the effect of such business unit from the consolidated results in determining the X-Multiple.

5.	TERMINATIONS AND VESTING OF DEFERRED BALANCES

Except as may be set forth in the Management Severance Plan (if applicable to a Participant), if a Participant has a termination of employment (either voluntarily or involuntarily) that meets the requirements of a Separation From Service with Spartan during any performance year, for reason other than death, disability, retirement, or a change in control (which are covered in Section B(6) below), the Participant will not be eligible to receive any AIC bonus for that year or any portion of that year.

6.	DEATH, DISABILITY, RETIREMENT, AND CHANGES IN CONTROL

a.	Upon the first to occur of the following events:

1.	a Participant’s death;

2.

a Participant’s Disability, as defined in the Spartan Motors, Inc. Stock Incentive Plan of 2016 (as may be subsequently amended, supplemented, restated, and/or otherwise modified from time to time, the “Stock Plan”); and/or

3.

a Participant voluntarily retires who is at least age 62 and who has been employed by the Company or a subsidiary of the Company for a continuous period of at least 5 years as of the date of retirement;

the Participant will be eligible to receive a prorated AIC bonus for the performance year in which the event occurs. The prorated bonus will be calculated as (x) the Participant’s AIC Bonus Percentage multiplied by (y) the X-Multiple by (z) the Participant’s current prorated salary. The current prorated salary is calculated as the weekly salary in effect on the date of the event multiplied by the number of weeks the Participant was a Participant in the Plan prior to the event. If the event occurs mid-week, a full week will be credited for the partial week. Payment of such prorated AIC bonus will be made at the next regularly scheduled date for the payment of AIC bonuses.

b.

If, following a Change in Control (as defined in the Stock Plan), the employment of a Participant who is the CEO or a Section 16 officer is terminated without cause (as determined by the Committee in its absolute discretion) or is terminated by the individual for Good Reason (as defined in the Stock Plan), then:

1.

the CEO will receive (a) a severance of 2X multiple of his or her annual salary plus target AIC bonus, to be paid in biweekly installments, with the first payment to be made on the first Friday after the event, and (b) benefits continuation for a period of 18 months (Company-paid COBRA premiums under the Company health plan); and

2.

the other Section 16 officers will receive (a) a severance of 12 months’ (1X multiple) of their annual salary plus target AIC bonus, to be paid in biweekly installments, with the first payment to be made on the first Friday after the event, and (b) benefits continuation for a period of 12 months (Company-paid COBRA premiums under the Company health plan).

C.	LTIC PLAN – SECTION 16 OFFICERS AND BUSINESS UNIT PRESIDENTS REPORTING TO THE CEO

This Section C applies only to those Participants who are Section 16 officers or Business Unit Presidents reporting to the CEO. When used in this Section C, “Participant” refers only to Participants who are Section 16 officers or Business Unit Presidents reporting to the CEO.

1.	TARGET LTIC AWARD

Each Participant’s “Target LTIC Award” for a performance year is equal to (x) the Participant’s current annual salary (see Section B(1)(a) above), multiplied by (y) his or her LTIC Bonus Percentage. A Participant’s “LTIC Bonus Percentage” is based on his or her level within the Plan, as follows:

CEO	200%
COO, CFO	100%
CAO	90%
Other Tier 1	60%

Notwithstanding the foregoing, the final LTIC Bonus Percentage for the CEO and each Tier 1 Participant is subject to annual review and approval by the Comp Committee.

2.	OVERVIEW OF LTIC PLAN STRUCTURE

Each Participant’s Target LTIC Award for a performance year will be apportioned as follows:

●	30% of the Target LTIC Award value will be in the form of restricted stock units (“RSUs”); and
●	70% of the Target LTIC Award value will be in the form of performance share units (“PSUs”).

3.	RESTRICTED STOCK UNITS

The value of each annual LTIC award to be made in the form of RSUs will be equal to 30% of the Participant’s Target LTIC Award for a performance year. The award is generally to be made on March 30 of each year (or, if March 30 is not a business day, on the immediately preceding business day). The number of RSUs to be issued to the Participant for that performance year will be determined by using the average stock price over the preceding 30 calendar days. The RSUs shall vest ratably over a three-year period, subject to any exceptions set forth in the award agreement reflecting the grant of such RSUs.

In accordance with the requirements of the Stock Plan, the Company and each Participant shall enter into an award agreement reflecting this grant of RSUs. Any impact on the vesting schedule for such RSUs resulting from a change in control of the Company or the Participant’s death, disability, retirement, or other termination of service shall be as set forth in the award agreement and the Stock Plan.

4.	PERFORMANCE SHARE UNITS

The portion of each annual LTIC award to be made in the form of PSUs is designed to reward Participants based upon achievement of cumulative financial performance over a three-year period (with cliff vesting to occur at the end of such three-year performance period) starting with the performance year in which the annual LTIC award is granted. This cumulative financial performance is measured by two metrics:

●

60% of the value of the PSUs will be dependent on Spartan’s TSR (Total Shareholder Return) over such three-year period relative to the Dow Jones U.S. Commercial Vehicles and Truck Index (the “Index”); and

●	40% of the value of the PSUs will be dependent on Spartan’s cumulative GAAP Net Income over such three-year period.

GAAP Net Income shall be subject to such adjustments as approved by the Comp Committee in its sole discretion.

The number of PSUs earned with respect to a 3-year performance period shall be determined as follows:

●	TSR over the performance period relative to the Index (60% weighting):

Percentile Rank Compared to Index	Payout as Percentage of Target
Less than 25th percentile	0%
25th percentile (Threshold)	50% (0X)
50th percentile (Target)	100% (1X)
75th percentile (Maximum)	200% (2X)

Achievement between the stated percentages will be interpolated on a straight-line basis.

●	Cumulative GAAP Net Income over the performance period:

Cumulative GAAP Net Income	Payout as Percentage of Target
GAAP Net Income for Less than Threshold	0%
GAAP Net Income for Threshold – 70%	50% (0X)
GAAP Net Income for Target – 100%	100% (1X)
GAAP Net Income for Maximum – 120%	200% (2X)

Achievement between the stated dollar amounts will be interpolated on a straight-line basis.

Depending on (1) the Company’s TSR over the 3-year performance period relative to the Index and (2) the Company’s cumulative GAAP Net Income over the 3-year performance period, the Participant may earn between 0% and 200% of the value of the Target LTIC Award made in PSUs (i.e., 70% of the overall Target LTIC Award).

In accordance with the requirements of the Stock Plan, the Company and each Participant shall enter into an award agreement reflecting this grant of PSUs. Any impact on the vesting schedule for such PSUs resulting from a change in control of the Company or the Participant's death, disability, retirement, or other termination of service shall be as set forth in the award agreement and the Stock Plan.

D.	LTIC PLAN – PARTICIPANTS OTHER THAN SECTION 16 OFFICERS AND BUSINESS UNIT PRESIDENTS REPORTING TO THE CEO

This Section D applies only to those Participants who are not Section 16 officers or Business Unit Presidents reporting to the CEO. When used in this Section D, “Participant” refers only to Participants who are not Section 16 officers or Business Unit Presidents reporting to the CEO.

This LTIC component of the Plan rewards Participants based upon achievement of long-term financial performance. Financial performance is measured by two metrics:

●	TSR (Total Shareholder Return)
●	Spartan financial results (adjusted EBITDA)

The combined performance of these two metrics will used to calculate the LTIC Multiple.

The Participant’s annual LTIC earned is calculated by multiplying the Participant’s current annual salary (see Section B(1)(a) above) by his or her Target Bonus (see 1 below) then multiplied by the LTIC Multiple (see 2 below).

1.

Target Bonus. Each Participant is assigned a “Target Bonus” based on his or her level within the Plan. The Target Bonus is determined each year by multiplying the Participant’s current annual salary (see Section B(1)(a) above) by the following guideline percentages. The Comp Committee will annually review the final Target Bonus for the Participants.

Tier 1 (non-Section 16 and Bus. Unit Pres. reporting to CEO)	60%
Tier 2	30%
Tier 3	15%
Tier 4	N/A

A Participant is included in one of the levels above upon the approval of the CEO and, and in the case of Tier 1 Participants, the approval of the Comp Committee.

2.	LTIC Multiple. The “LTIC Multiple” can range from 0% thru 100% (referred to as 0X thru 1X).

TSR Metric: Up to one-half of the annual LTIC award is based on Spartan’s TSR for the performance year as compared to the Index. The CEO will provide the data, the appropriate analysis, and make a recommendation as to the Company’s performance relative to the Index. The Comp Committee will make the final determination as to the appropriate score.

Spartan Financial Results: Up to one-half of the annual LTIC award is based on achievement of established financial metrics (adjusted EBITDA). On an annual basis, the CEO will propose to the Comp Committee the financial metrics (and measurement metrics) based upon priorities discussed and derived during the annual plan process.

Restricted stock that is earned as part of an LTIC award for a performance year shall be issued on March 30 following the end of such performance year (or, if March 30 is not a business day, on the immediately preceding business day). The number of shares of restricted stock to be issued will be determined by using the average stock price over the preceding 30 calendar days. All such shares of restricted stock awarded shall vest ratably over a three year period, subject to any exceptions set forth in the award agreement and/or Stock Plan. At the time of grant, and in accordance with the requirements of the Stock Plan, the Company and each Participant shall enter into an award agreement reflecting this grant of restricted stock. Any impact on the vesting schedule for such restricted stock resulting from a change in control of the Company or the Participant's death, disability, retirement, or other termination of service shall be as set forth in the award agreement and the Stock Plan.